Exhibit 10.6

INTERCOMPANY TAX SHARING AGREEMENT

This Intercompany Tax Sharing Agreement (this "Agreement") is made entered into by and between First American Capital Corporation ("FACC" and "Parent") and First Life America Corporation ("FLAC" and "Subsidiary") on December 31, 2003.

RECITALS

A. FACC and FLAC compromise a Consolidated Group filing a Consolidated Return (as defined herein) under the applicable provisions of the Code.

B. The parties wish to specify the manner in which they will share the Consolidated Tax Liability (as defined herein) of the Consolidated Group and the manner in which Tax Attributes (as defined herein) are to be treated as among the members of the Consolidated Group.

NOW, THEREFORE, it is hereby agreed as follows:

1	DEFINITIONS

1.1	"AMT" means the alternative minimum tax determined as provided in
        Section 55 of the Code.

1.2	"Code" means the Internal Revenue Code of 1986, as amended, together with the Treasury Regulations promulgated thereunder and the applicable rulings and interpretations thereof, and any successor provision thereof.

1.3	"Consolidated Return" means the consolidated federal income tax return filed by the Parent on behalf of the Group.

1.4	"Consolidated Return Year" means any Taxable Year for which a
        Consolidated Return is filed.

1.5	"Consolidated Tax Attributes" means any Tax Attributes available to reduce the Regular Tax liability or the AMT liability, as the case may be, of a member of the Group in a Consolidated Return Year in excess of the Tax Attributes that would have been available to such member in such Taxable Year on a Separate Return Basis.

1.6	"Consolidated Tax Liability" means the overall liability of the Group for Taxes in any Consolidated Return Year, as reported on the Consolidated Return

1.7	"Net Operating Loss" means any net operating loss or net operating loss carryover or carryback, as defined in Section 172 of the Code.

1.8	"Original Company" means the Company, which generated a particular
        Tax Attribute.
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1.9	"Regular Tax" means that regular tax imposed on the taxable income of a corporation at the rates specified in Section 11 of the Code.

1.10	"Separate Tax Liability" means the amount (if any) of Regular Tax for which a Company would be liable in any Taxable Year if the Company had not joined in the filing of a Consolidated Return, but had instead filed and computed its Tax on a separate return basis

1.11 "Separate Return Basis" means the computation of Tax for a member of the Consolidated Group on the basis of a separate federal income tax return for the Taxable Year.

1.12	"Tax or Taxes" means, with respect to any taxpayer for any Taxable
        Year, either the Regular Tax or the AMT, whichever is applicable for such Taxable Year.

1.13	"Taxable Year" means any Consolidated Return Year or separate taxable year, as the case may be.

1.14    "Tax Attributes" means either Net operating Loss or Tax Credits.

1.15	"Tax Credit" means any credit or credit carryover that may be applied to reduce the taxpayer's Regular Tax liability, including but not limited to the minimum tax credit determined as provided in
        Section 53 of the Code.

1.16	"Utilization Year" means the Taxable Year in which a particular Tax
        Attribute is utilized to offset the income of, or reduce the Taxes attributable to, a Company other than the Originating Company in determining the Consolidated Group's Consolidated Tax Liability.

2	ALLOCATION OF CONSOLIDATED TAXABLE LIABILITY

2.1	Consolidated Return - For each Taxable Year, commencing with the effective date of this Agreement, the Parent and the Subsidiary shall join in the filing of a Consolidated Return; and the parties agree to file such consents, elections and other documents as may be necessary or appropriate for such purpose. Parent shall pay on behalf of the Consolidated Group, on or before the due date for each Consolidated Return Year (including extensions), all Taxes reported thereon.

2.2	Allocation of Consolidated Tax Liability Between Parent and
        Subsidiary - Each Company shall be responsible for and shall reimburse the Parent for its share of the Consolidated Group's Consolidated Tax Liability. A Company's share of the Consolidated Group's Consolidated Tax Liability shall be determined as follows:

A. If Regular Tax Is Payable - If the Consolidated Group's Consolidated Tax Liability is for Regular Tax, the Company's share of such tax

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        shall be equal to its Regular Tax liability, computed on a Separate
        Return Basis, after taking into account all Consolidated Tax Attributes available to such Company to reduce its Separate Tax Liability.

B. If AMT Is Payable - If the Consolidated Group's Consolidated Tax Liability is for AMT, the Company's share of such Tax shall be the amount of AMT for which the Company would be liable if computed on a Separate Return Basis (and without regard to the Regular Tax for such Taxable Year), after taking into account all Consolidated Tax Attributes available for such Company to reduce AMT.

2.3	Payment - Each Company shall pay promptly to the Parent, on a quarterly basis not later than the due date for the estimated quarterly payment of the Taxes of the Consolidated Group, the Company's share of such payment, estimated in the same manner as specified in Section 2.2, with the final adjustments to be made following the preparation of the Consolidated Return for the Consolidated Return Year.

3	UTILIZATION OF TAX ATTRIBUTES

3.1	Generally - In certain Consolidated Return Years, the Separate Tax
        Liability of one Company of the Consolidated Group may be reduced through the utilization of Net Operating Losses of a Company, or the taxes payable by the Consolidated Group as a whole may be reduced by Tax Credits generated or earned by one Company of the Consolidated Group which are in effect used to reduce the Separate Tax Liability of the other Company. The parties intend that the tax savings attributable to the use of such Tax Attributes should inure generally to the benefit of the Company of the Consolidated Group ("Originating Company") that earned or generated the Tax Attributes in question; and that the members of the Consolidated Group should reimburse one another, through the common parent, for the value of the Consolidated Tax Attributes utilized in each Consolidated Return Year.

3.2	Reimbursement for Utilization of Tax Attributes - For each
        Consolidated Return Year in which Consolidated Tax Attributes generated or earned by a Company are utilized to reduce the Regular Tax Liability of other Companies of Consolidated Group (without regard to whether the Consolidated Group's Consolidated Tax Liability for such Taxable Year is computed with references to the Regular Tax or the AMT), the Company utilizing the Tax Attributes shall reimburse each Originating Company, for the value of the Consolidated Tax Attributes so utilized. Such reimbursements shall be made as provided in Paragraph 3.4; and the value of the Tax Attributes in question shall be determined by reference to the differences between
        (i) the Company's share of the Consolidated Group's Consolidated Tax Liability in the Utilization Year(s), and (ii) the share (as calculated pursuant to Section 2.2) of such Consolidated Tax Liability that the Company would have been responsible for had said Tax Attributes not been available to the Consolidated Group in the Utilization Year(s).

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3.3	Components - The parties will not reimburse one another for the use of components of taxable income other than the specific Tax Attributes named. Therefore such components as capital loss carryforwards, excess charitable contributions, etc., will not be accounted for on a Separate Return Basis for purposes of this Agreement.

3.4	Payment - Each Company shall pay or credit Parent, and Parent shall pay or credit each Originating Company, on a quarterly basis in each Utilization Year, not later than the due date for the estimated quarterly tax payment of Taxes of the Consolidated Group for such year, the estimated amount which each such member of the Consolidated Group is required to pay, or is entitled to receive, for such quarter, with a final adjustment to be made following the preparation of the Consolidated Return for such Utilization Year.

4	Adjustment - In the event of any adjustment of the Consolidated Tax
        Liability of the Consolidated group for any Consolidated Return Year, by reason of the filing of an amended return, tentative loss carryback refund applications, claim for refund, or an examination by the Internal Revenue Service, the respective liabilities of Parent and Subsidiary shall be redetermined hereunder after fully giving effect to any such adjustment, as if such adjustment had been part of the original computation; and the parties shall promptly settle any amounts owing among them.

5	Financial Accounting Standards - For purposes of applying Statement of Financial Accounting Standards No 109 ("FAS 109"), "current tax liability" of any Company shall mean the amount due to the Parent under Section 2.2 of this Agreement, and "deferred tax liability" shall mean the deferred tax liability of each Company based on the books and records of the Company. Each Company agrees to record income tax liability in its books and records in accordance with FAS 109. To the extent required by regulations promulgated by the applicable domiciliary state, the Parent and or Subsidiary agrees to account for income taxes in accordance with the Statement of Statutory Accounting Principles Number 10, as amended from time to time.

6	MISCELLANEOUS PROVISIONS

6.1	The provisions and terms of this Agreement shall be binding on and shall inure to the benefit of any successor (whether by operation of law or otherwise) to any parties hereto.

6.2 	Unless earlier terminated by the written mutual agreement of the parties, this Agreement shall remain in effect with respect to all taxable years for which Consolidated Returns are filed by the Consolidated Group.

6.3	No modification, extension, renewal, recession, termination, or waiver of any provision contained herein shall be binding upon any party unless made in writing and signed on its behalf by any authorized officer of such party.

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6.4	If at any time any other company becomes a member of the
        Consolidated Group, the parties hereto agree that such new member may become a party to this Agreement by executing a duplicated copy of this Agreement. Unless otherwise specified, such new member shall have all rights and obligations of each other Company under this Agreement.

6.5	This Agreement and any amendments to this Agreement may be executed in any number of counterparts, each of which shall be deemed to be the original, although the others shall not be produced, and execution of a counterpart shall be sufficient to make this Agreement binding upon executing the same.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above set forth.


[FIRST AMERICAN CAPITAL CORPORATION]

By: /s/ Harland E. Priddle
Print Name: Harland E. PRiddle
Date: 12/31/03



[FIRST LIFE AMERICA CORPORATION]

By: /s/ Vincent L. Rocereto
Print Name: Vincent L. Rocereto
Date: 12/31/03